CONOCO RELEASE



          CONOCO STOCKHOLDERS APPROVE CONOCOPHILLIPS MERGER OF EQUALS

Contact: Sue Reed

HOUSTON (March 12, 2002) -- Conoco Inc. (NYSE:COC) announced today that stockholders have voted to approve the proposed merger of equals with Phillips Petroleum Company (NYSE:P). The votes were cast here at a special stockholder meeting.

Phillips' stockholders also approved the transaction today in a special meeting in Bartlesville, Okla.

Preliminary results indicate that more than 96 percent of the Conoco shares voted were cast in favor of the merger, which is expected to be completed in the second half of this year.

"We're pleased with the outcome of today's meeting and appreciate the support from our stockholders," said Archie W. Dunham, Conoco chairman, president and chief executive officer.

"We believe this merger of equals will create significant additional value for our stockholders. The combination creates an extraordinary set of complementary capabilities, drawing on the talented management and core competencies of both Conoco and Phillips."

Dunham also said the new company will have strong and stable earnings and cash flow as a result of its portfolio diversification and a larger relative presence in more politically stable regions of the world. The combined company is expected to achieve annual recurring cost savings of at least $750 million within the first full year after the completion of the merger.

Dunham will serve as chairman of ConocoPhillips and J.J. Mulva, chairman, president and CEO of Phillips, will serve as president and CEO. The new company will be headquartered in Houston.

Conoco is a major, integrated energy company active in more than 40 countries.

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3/12/02

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this press release include statements about future financial and operating results and the proposed Conoco/Phillips merger. These statements are not guarantees of future performance, involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein.

In any forward-looking statement in which Conoco or Phillips expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that Conoco's and Phillips' businesses will not be integrated successfully; costs related to the proposed merger; failure of the Conoco or Phillips stockholders to approve the proposed merger; and other economic, business, competitive and/or regulatory factors affecting Conoco's and Phillips' businesses generally as set forth in Conoco's and Phillips' filings with the SEC, including their Annual Reports on Form 10-K for the fiscal year ended 2000, especially in the Management's Discussion and Analysis section, their most recent Quarterly Reports on Form 10-Q and their Current Reports on Form 8-K. Conoco and Phillips are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.